Exhibit 107.1

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering prices of the offerings are $978,000 for the AA-linked Notes, $683,000 for the C-linked Notes and $828,000 for the F-linked notes.